UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 4, 2013

Cleveland BioLabs, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-32954	20-0077155
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street Buffalo, NY	14203
(Address of Principal Executive Offices)	(Zip Code)

(716) 849-6810
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is included in Item 5.02 below and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2013, Cleveland BioLabs, Inc. (the "Company") appointed Jean Viallet, M.D. as Chief Development Officer of the Company, effective April 1, 2013.

Dr. Viallet, age 55, has over 20 years of experience in the oncology field, initially as a medical oncologist and then as a senior executive at both large and small pharmaceutical companies.  Most recently, Dr. Viallet established Viallet Oncology Consulting, LLC after serving as the Chief Medical Officer of Precision Therapeutics, Inc. from October 2011 to March 2012.  Prior to this, from January 2010 to June 2011, Dr. Viallet guided clinical and preclinical development at Gemin X Pharmaceuticals, Inc., as its Executive Vice President and Chief Medical Officer, culminating in a successful strategic acquisition by Cephalon, Inc.  Prior to serving at Gemin X, which he had joined in November 2002 as its Vice President of Clinical Development and later as its Chief Medical Officer, Dr. Viallet held senior clinical oncology development positions at GlaxoSmithKline plc and Sanofi.  Dr. Viallet has also served in several clinical and academic posts at Hospital Notre Dame, Montreal General Hospital, McGill University, and the Universite de Montreal.  Dr. Viallet earned a medical degree from the University of Montreal in Montreal, Quebec, Canada.

On April 4, 2013, the Company and Dr. Viallet entered into an Employment Agreement (the “Employment Agreement”).  The initial term of the Employment Agreement expires on April 1, 2014, unless further extended or terminated earlier as provided in the agreement.  The Employment Agreement automatically renews for consecutive one-year periods unless either party provides at least 60 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.

Under the Employment Agreement, Dr. Viallet will receive (i) an annual base salary of $350,000, subject to adjustment as determined by the Company’s Board of Directors (the “Board”), and (ii) an option to purchase 100,000 shares of the Company’s common stock, of which 25% vest immediately, and 25% vest on each anniversary of Dr. Viallet’s employment for the next three years.  Further, Dr. Viallet is eligible to participate in the Company’s executive compensation program.  His eligibility for a 2013 bonus, which will be pro-rated based on the attainment of goals established by the Compensation Committee of the Board.

The Employment Agreement provides that if Dr. Viallet’s employment is terminated without cause or for good reason, as defined in the Employment Agreement, Dr. Viallet will be entitled to (A) an amount equal to the base salary that would otherwise have been payable if Dr. Viallet continued his employment with the Company for a six-month period, reduced by the amount of compensation earned by Dr. Viallet at other employment and subject to his executing a general release of claims, and (B) acceleration of his stock options by one year. In addition, in the event of a change in control, as defined in the Employment Agreement, Dr. Viallet will be entitled to accelerated vesting of all outstanding options granted in connection with his Employment Agreement. If Dr. Viallet’s employment is terminated due to a permanent disability or death, Dr. Viallet would be entitled to receive severance pay equal to the base salary that would have been payable if Dr. Viallet had continued his employment for the remaining term under the Employment Agreement. However, if Dr. Viallet becomes permanently disabled or dies as a result of, or in the conduct of, his employment duties under the Employment Agreement, Dr. Viallet would be entitled to severance pay equal to his base salary that would have been payable had Dr. Viallet continued his employment for a period of no less than eighteen months.

The Employment Agreement requires Dr. Viallet to maintain the confidentiality of information relating to the Company during and after the term of such agreement and also contains non-competition and non-solicitation covenants as well as other provisions customary for this type of employment agreement.

The foregoing is a summary description of the terms and conditions of the Employment Agreement and is qualified in its entirety by the text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There is no family relationship between Dr. Viallet and any director, executive officer, or person nominated or chosen to be nominated or chosen by the Company to become a director or executive officer.  In addition, there are no transactions between the Company and Dr. Viallet, or any member of Dr. Viallet’s immediate family, of the type set forth in Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Employment Agreement made as of April 4, 2013 and effective as of April 1, 2013 by and between Cleveland BioLabs, Inc. and Jean Viallet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland BioLabs, Inc.
Date: April 9, 2013	By: /s/ YAKOV KOGAN Name: Yakov Kogan, Ph.D., M.B.A. Title: Chief Executive Officer